SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2006

Axial Vector Engine Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-49698	20-3362479
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 S W Salmon Street Suite 1100, Portland, OR	97204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 503-595-5088
___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - Registrant’s Business and Operations

Item 1.01 Entry Into a Materially Definitive Agreement

On April 3, 2006, we entered into an agreement titled “Joint Venture Agreement” with Wiser of Ras Al Khaimah, a United Arab Emirates entity (“Wiser”), pursuant to which we have agreed to form with Wiser a joint venture entity named Wiser AVEC Power Corporation (“Wiser-AVEC”) to carry out the operations of a joint venture. We own forty-nine percent and Wiser owns fifty-one percent of the capital stock of Wiser-AVEC. Under the Joint Venture Agreement, and as consideration for the respective shares of the capital stock of Wiser-AVEC, we provided cash contributions of 73,500 UAE Dirhams (approximately US$20,830) and Wiser provided cash contributions of 76,500 UAE Dirhams (approximately US$20,013) to finance Wiser-AVEC’s operations. Distributions of profits will be made, subject to an appropriate amount held in retention for Wiser-AVEC, on the basis of 51% to Wiser and 49% to us.

The purpose of Wiser-AVEC is to engage in the distribution of Axial VectorTM engines, Axial Flux Generators, and Axial VectorTM engine hydraulic and pneumatic pumps for non-military commercial applications in the countries of the Gulf Cooperation Council. These countries include Saudi Arabia, Kuwait, Bahrain, Qatar, the United Arab Emirates, and the Sultanate of Oman. Under the Joint Venture Agreement, we will issue a license allowing Wiser-AVEC to distribute, sell and service our products to commercial, non-military markets directly or indirectly via distributors or agents. We will further assist in the identification and recruitment of skilled and experienced professionals to assist in the management of Wiser-AVEC in setting up multilevel sales and distribution networks as appropriate at the expense of Wiser-AVEC. We will further grant Wiser-AVEC initially the right to distribute, sell and service our AVEC based technology products in the following specific applications:

1.   Gen Sets (Axial Vector™ engine and Axial Flux high power density Generator and Inverter).

2.   Axial Vector™ engines for maritime vessels and pleasure craft.

3.   Axial Vector™ engines for miscellaneous utilities such as single and multi-stage water pumps, hydraulic pumps and pneumatic pumps. Engine applications shall exclude the use as automotive and truck engines in the non-military, commercial sector.

We are further required to locate and establish Beta test sites for the Gen Sets (by July 2006) and locate and establish possible Beta test sites for diesel-electric Hybrid power-train during 2007.

Conversely, Wiser’s responsibilities under the Joint Venture Agreement include:

1.   Establish and meet a “minimum” performance for its Territory.

2.   Provide suitable office facilities which Wiser-AVEC shall rent for market price.

3.   Provide facilities and infrastructure required to distribute, sell and service our engines and products at the expense of Wiser-AVEC.

4.   Provide overall local management, staff and workforce to include administration, manufacturing and marketing / sales in consultation with us at the expense of Wiser-AVEC.

5.   Provide Corporate Governance with us having budgetary review and approval as a joint venture partner.

In addition, Wiser agreed to advance funds necessary for all costs and expenses incurred after execution of the Joint Venture Agreement in connection with the formation, registration, and operation of Wiser-AVEC. Such funds, however, will be repaid to Wiser from the profits of Wiser-AVEC.

Under the Joint Venture Agreement, Wiser-AVEC will be managed by a board of directors consisting of two directors chosen by Wiser and one director chosen by us. These three directors will have the sole voting power for Wiser-AVEC’s board of directors. Other directors will be appointed but will have no voting power. Wiser will choose a non-voting director to be Wiser-AVEC’s Chief Executive Officer and we will choose a non-voting director to be Wiser-AVEC’s Chief Financial Manager. The Joint Venture Agreement further provides for the powers and authority held by the board of directors of Wiser-AVEC and the powers and authority retained by its shareholders.

The board of directors of Wiser-AVEC may request that we and Wiser contribute additional funds in the form of loans in proportion to our share ownership in Wiser-AVEC. We agreed to pay such loans along with Wiser upon mutually agreeable terms.

To date Wiser-AVEC has no operating history and, therefore, we cannot predict what its results of operation will be, or how those operations will impact our operating results.

The foregoing description of the Joint Venture Agreement and the transactions contemplated thereby is a summary of terms, is not intended to be complete and is qualified in its entirety by the complete text of that agreement, a copy of which is attached as Exhibit 10.1 to this Current Report.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01

Exhibit 10.1          Joint Venture Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axial Vector Engine Corporation.

/s/    Raymond Brouzes
         Raymond Brouzes
         Chief Executive Officer, Chief Financial Officer,
         and Director

Date:  April 19, 2006